Exhibit 99.1

Vista Equity Partners Completes Acquisition of KnowBe4

TAMPA BAY, Fla. – February 1, 2023 – KnowBe4, Inc. (“KnowBe4”), the provider of the world’s largest security awareness training and simulated phishing platform, today announced the completion of its acquisition by Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data and technology-enabled businesses, for $24.90 per share in cash.

“Today’s acquisition is a significant milestone for the entire KnowBe4 team. It’s representative of our achievements to date, as well as our potential for continued long-term growth,” said Stu Sjouwerman, founder, Chairman and Chief Executive Officer of KnowBe4. “Vista provides the resources and operational expertise to enhance customer value. We’re thrilled to embark on this next chapter and realize our goals for addressing cybersecurity’s weakest link.”

“The human element remains one of the most important yet neglected aspects of cybersecurity,” said Michael Fosnaugh, Co-Head of Vista’s Flagship Fund and Senior Managing Director. “The opportunity to scale a business that is truly mission-critical to enterprises around the world is core to Vista’s investment approach and value creation efforts. This, combined with Stu’s track record as a visionary founder and KnowBe4’s demonstrated product leadership, makes partnering with the Company very exciting.”

With the completion of the transaction, KnowBe4 shares have ceased trading and are no longer listed on the Nasdaq Global Select Market.

Morgan Stanley & Co. LLC served as financial advisor and Potter Anderson & Corroon served as legal counsel to KnowBe4’s Special Committee. Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal advisor to KnowBe4.

Guggenheim Securities, LLC served as financial advisor and Kirkland & Ellis LLP served as legal counsel for Vista.

About KnowBe4

KnowBe4, the provider of the world’s largest security awareness training and simulated phishing platform, is used by more than 56,000 organizations around the globe. Founded by IT and data security specialist Stu Sjouwerman, KnowBe4 helps organizations address the human element of security by raising awareness about ransomware, CEO fraud and other social engineering tactics through a new-school approach to awareness training on security. Kevin Mitnick, an internationally recognized cybersecurity specialist and KnowBe4’s Chief Hacking Officer, helped design the KnowBe4 training based on his well-documented social engineering tactics. Tens of thousands of organizations rely on KnowBe4 to mobilize their end users as their last line of defense.

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About Vista Equity Partners

Vista is a leading global investment firm with more than $95 billion in assets under management as of September 30, 2022. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on Twitter, @Vista_Equity.

Contacts

For media inquiries, contact:

Brian W. Steel

media@vistaequitypartners.com

+1-212-804-9170

Kathy Wattman

Public Relations

PR@KnowBe4.com

(727) 474-9950

For investor inquiries, contact:

Ken Talanian

Investor Relations

IR@Knowbe4.com

(727) 286-3584

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